EXHIBIT 99.1
KCSA STRATEGIC COMMUNICATIONS
880 Third Avenue New York NY 10022
T 212 682 6300 | F 212 697 0910
www.kcsa.com

Compass Diversified Holdings	Investor Relations Contact:
James J. Bottiglieri	KCSA Strategic Communications
Chief Financial Officer	Jeffrey Goldberger / Nick Rust
203.221.1703	212.896.1249 / 212.896.1299
jbottiglieri@compassequity.com	jgoldberger@kcsa.com / nrust@kcsa.com
Compass Diversified Holdings Reports 2008 First Quarter
Financial Results

Cash Flow Available for Distribution and Reinvestment for
Q1 2008 Increased to $9.9 million from $6.4 million for Q1 2007
WESTPORT, CT, May 12, 2008 — Compass Diversified Holdings (Nasdaq GS: CODI or the “Company”), a leading acquirer and manager of middle market businesses, announced today its consolidated results of operations for the quarter ended March 31, 2008.
CODI increased cash flow available for distribution and reinvestment (“CAD”) to $9.9 million for the quarter ended March 31, 2008, compared to $6.4 million in the prior year quarter. For the 12 month period from April 1, 2007 through March 31, 2008, CODI reported CAD of $49.8 million, or approximately $1.64 per share, yielding a coverage ratio of approximately 1.3x on the four quarterly distributions paid through April 25, 2008. During this 12 month period, CAD exceeded shareholder distributions by $9.6 million. CAD and CAD per share are measures used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal cash flow patterns, with the first quarter typically being the lowest cash flow producing quarter of the year. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12 month period.
CAD for 2008 included the operating results from Fox Factory since being acquired by CODI on January 4, 2008 and from Staffmark Investment LLC since being acquired by CODI’s subsidiary, CBS Personnel Inc. on January 21, 2008.
Based on the strength of the Company’s performance, on April 8, 2008, CODI’s Board of Directors declared a distribution of $0.325 per share, which was paid on April 25, 2008 to all CODI shareholders of record as of April 22, 2008. The Company intends to continue to declare and pay regular quarterly cash distributions on all outstanding shares.
Commenting on the quarter, Joe Massoud, CEO of Compass Diversified Holdings, said, “We are off to a good start for 2008 with each of our businesses performing well in the first quarter, particularly against an uncertain economic backdrop. This past quarter represents the third full quarter for which we have had a prior year comparison since our initial public offering in May of

2006. We are proud to note that CODI has shown meaningful growth in cash flow for each of those comparative periods.
Notwithstanding the economic environment, we expect our consolidated business to show growth in cash flow in 2008. One of the advantages of acquiring and owning a diverse set of well managed, niche leading businesses is that we are able to enjoy the benefits of strong growth in certain of our subsidiaries, even while others experience normal declines in cash flow due to their economic cyclicality. We invite our shareholders to compare the performance of each of our businesses to that of their industry competitors. We believe this sort of inspection will further reveal the strength of each of our companies.
For the first quarter of 2008, the performance of our businesses in aggregate exceeded our expectations. In particular, Advanced Circuits, Aeroglide, Anodyne and Fox all delivered strong revenue and operating income growth. We anticipate continued growth for each of these businesses in 2008, as well as for Halo, which recently completed the acquisition of Goldman Promotions.
CBS Personnel, on the other hand, is our most economically cyclical business, and so we were not surprised to see a revenue decline on a pro forma basis in the first quarter. We are, however, very encouraged by CBS Personnel’s progress towards its goals with regard to its integration of Staffmark, as well as a strong performance relative to its publicly traded industry peers. We believe that, just as in the 2000-2002 recession, the current economic downturn will enable CBS Personnel to gain market share in its core geographic markets from smaller competitors and less committed national competitors, and that CBS Personnel will move into the next economic cycle as a stronger and more profitable company as a result.
American Furniture also declined in the first quarter, partially as a result of economic softness, but mostly due to the fire it suffered at its facility in February. We are pleased and proud to report that American Furniture quickly returned to production, and that while its cash flows will likely be impacted somewhat by the economy in the short term, its long term future is unaffected. As we noted at the time, our thesis upon acquiring the business in late 2007 was that American Furniture would thrive through the shake-out associated with any economic downturn, and as with CBS Personnel, we expect the softness in the economic environment to impact American Furniture’s smaller and weaker competitors disproportionately. We are optimistic about the opportunities that this may bring for American Furniture.
On May 8, 2008, we entered into an agreement to sell our subsidiary, Silvue, to Mitsui Chemicals, Inc. This divestiture will produce a net gain of between $37.5 million and $40.0 million for our shareholders, and is the second such sale for us. The first, the sale of Crosman Acquisition Corporation in the first quarter of 2007, produced a net gain of approximately $36 million, which was the major component of the $36.9 million of net income recorded for the first quarter of fiscal 2007. We believe these two transactions are evidence of the substantial level of embedded value existing within CODI’s family of subsidiary companies. We will use the capital received by CODI from the Silvue divestiture to repay existing debt outstanding on our revolving credit facility and create additional capacity for further accretive acquisitions.
Turning specifically to the current acquisition environment, we continue to see a number of attractive opportunities for accretive transactions, including both platform and add-on acquisitions. We believe that we are in an ideal position, particularly as compared to private equity firms, given the current conditions in the credit markets. Unlike the overwhelming majority of financial buyers, who rely on the credit markets to fund individual acquisitions, our permanent capital and parent level financing structure gives us a decisive advantage in terms of our ability to quickly finance and close transactions. We currently have over $200 million in availability under our revolving credit facility and have no maturities until the fourth quarter of 2012.
In evaluating potential acquisition opportunities, we continue to focus on five basic criteria: (1) targets must be profitable businesses that are leaders in their specific industry niches; (2) target businesses must have ‘reasons to exist,’ or fundamental competitive advantages that are difficult to replicate and which are evidenced by selling prices, gross profit margins or operating margins that are favorable in comparison to their industry; (3) we must understand the fundamentals of the target business, which must not be susceptible to technological change or obsolescence; (4) existing management of the target business must be motivated and have a strong track record of success; and (5) the valuation and terms of the acquisition must be attractive to our shareholders. Adherence to these tenets in the past is allowing us to perform well in this period of economic softness, and continued adherence going forward will serve to ensure that this success continues.”
Conference Call
Management will host a conference call this morning at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 627-6585 and the dial-in number for international callers is (719) 325-4881. The access code for all callers is 7893429. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.
A replay of the call will be available through May 25, 2008. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 7893429.
About Compass Diversified Holdings (“CODI”)
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders.
Subsidiary Businesses
Aeroglide Holdings, Inc. and its consolidated subsidiaries, referred to as Aeroglide, is a designer and manufacturer of industrial drying and cooling equipment, primarily used in the production of a variety of human foods, animal and pet feeds, and industrial products. Aeroglide is based in Cary, NC.
AFM Holdings Corporation and its consolidated subsidiaries, referred to as American Furniture,, is a low-cost manufacturer of upholstered stationary and motion furniture with the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates 435 branch locations in 35 states.
Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.
Fox Factory, Inc. and its consolidated subsidiaries, referred to as Fox, is a designer, manufacturer and marketer of high-end suspension products for mountain bikes, all terrain vehicles, snowmobiles and other off-road vehicles. Fox is based in Watsonville, CA.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.

Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Tables Below

Compass Diversified Holdings
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
(in thousands)	2008	2007
Assets
Current assets:
Cash and cash equivalents	$14,033	$119,358
Accounts receivable, less allowances of $6,453 and $3,313	182,762	125,043
Inventories	51,406	38,339
Prepaid expenses and other current assets	47,860	16,501

Total current assets	296,061	299,241

Property, plant and equipment, net	39,581	28,743
Goodwill	354,657	267,141
Intangible assets, net	305,331	204,298
Deferred debt issuance costs, net	9,451	9,613
Other non-current assets	14,138	18,966

Total assets	$1,019,219	$828,002

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$168,592	$90,229
Deferred revenue	8,394	10,756
Due to related party	1,188	814
Current portion of supplemental put obligation	8,000	—
Current portion of long-term debt	44,654	4,814

Total current liabilities	230,828	106,613

Long-term debt	152,500	148,000
Supplemental put obligation	16,294	21,976
Deferred income taxes	69,887	69,230
Other non-current liabilities	46,684	21,607

Total liabilities	516,193	367,426

Minority interests	83,644	27,726

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 31,525 shares issued and outstanding	433,459	443,705
Accumulated comprehensive loss	(2,427)	—
Accumulated deficit	(11,650)	(10,855)

Total stockholders’ equity	419,382	432,850

Total liabilities and stockholders’ equity	$1,019,219	$828,002

Compass Diversified Holdings
Condensed Consolidated Statements of Operation
(unaudited)

	Three Months	Three Months
	Ended	Ended
(in thousands, except per share data)	March 31, 2008	March 31, 2007
Net sales	$372,755	$176,319
Cost of sales	286,854	133,703

Gross profit	85,901	42,616
Operating expenses:
Staffing expense	25,070	14,012
Selling, general and administrative expenses	43,745	17,790
Supplemental put expense	2,318	1,393
Management fees	3,864	2,184
Amortization expense	6,912	3,831

Operating income	3,992	3,406

Other income (expense):
Interest income	316	600
Interest expense	(4,690)	(1,486)
Amortization of debt issuance costs	(485)	(270)
Other income, net	335	12

Income (loss) from continuing operations before income taxes and minority interests	(532)	2,262
Provision for income taxes	553	1,337
Minority interest in net income (loss)	(290)	42

Income (loss) from continuing operations	(795)	883

Gain on sale of discontinued operations, net of income taxes	—	36,038

Net income (loss)	$(795)	$36,921

Basic and fully diluted net income (loss) per share	$(0.03)	$1.81

Weighted average number of shares outstanding – basic and fully diluted	31,525	20,450

Cash distributions paid per share	$0.325	$0.30

Compass Diversified Holdings
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months	Three Months
	Ended	Ended
(in thousands)	March 31, 2008	March 31, 2007
Cash flows from operating activities:
Net income (loss)	$(795)	$36,921
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of Crosman	—	(36,038)
Depreciation and amortization expense	9,191	4,745
Amortization of debt issuance costs	485	255
Supplemental put expense	2,318	1,393
Minority interests	(290)	42
Stockholder notes and option costs	366	(568)
Deferred taxes	(1,445)	(536)
Other	161	79

Changes in operating assets and liabilities, net of acquisition:
Decrease in accounts receivable	19,623	3,829
Decrease in inventories	812	409
(Increase) decrease in prepaid expenses and other current assets	(18,286)	793
Increase (decrease) in accounts payable and accrued expenses	18,032	(4,927)
Other	(10)	—
Decrease in supplemental put obligation	—	(7,880)

Net cash provided by (used in) operating activities	30,162	(1,483)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(164,221)	(120,045)
Crosman disposition	—	119,856
Purchases of property and equipment	(4,764)	(823)

Net cash used in investing activities	(168,985)	(1,012)

Cash flows from financing activities:
Net borrowing of debt	44,307	10,740
Debt issuance costs	(327)	(277)
Distributions paid	(10,246)	(6,135)
Other	(66)	—

Net cash provided by financing activities	33,668	4,328

Net increase (decrease) in cash and cash equivalents	(105,155)	1,833
Foreign currency adjustment	(170)	(147)
Cash and cash equivalents — beginning of period	119,358	7,006

Cash and cash equivalents — end of period	$14,033	$8,692

Compass Diversified Holdings
Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)
(unaudited)

	Three Months Ended	Three Months
		Ended
(in thousands)	March 31, 2008	March 31, 2007
Net income (loss)	$(795)	$36,921

Adjustment to reconcile net income (loss) to cash provided by operating activities:
Gain on sale of Crosman	—	(36,038)
Depreciation and amortization	9,191	4,745
Amortization of debt issuance costs	486	255
Supplemental put expense	2,318	1,393
Stockholder notes and other	525	(489)
Minority interest	(290)	42
Deferred taxes	(1,445)	(536)
Changes in operating assets and liabilities	20,170	(7,776)

Net cash provided by operating activities	30,160	(1,483)
Plus:
Unused fee on credit facilities (1)	729	488
Staffmark integration expenses	1,575	—
Changes in operating assets and liabilities	(20,170)	7,776
Less:
Maintenance capital expenditures (2)	2,416	360

Estimated CAD	$9,878	$6,421

Distribution paid in April 2008/2007	$10,246	$6,135

(1)	Represents the commitment fee on the unused portion of the Credit Facilities.

(2)	Represents maintenance capital expenditures that were funded from operating cash flow and excludes approximately $2.3 million and $0.5 million of growth capital expenditures for the three months ended Mar. 31, 2008 and Mar. 31, 2007, respectively.
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